Exhibit 5.1

Baker & McKenzie LLP
Two Embarcadero Center, 11th Floor
San Francisco, CA 94111-3802, USA

Tel: +1 415 576 3000
Fax: +1 415 576 3099
www.bakernet.com

Asia Pacific
Bangkok
Beijing
Hanoi

April 23, 2009

Silicon Laboratories Inc.

400 West Cesar Chavez

Austin, TX  78701

RE:          RE:          Silicon Laboratories Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Silicon Laboratories Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an aggregate of 8,050,000 shares of the Company’s common stock (the “Shares”), 6,800,000 of which are pursuant to the Company’s 2009 Stock Incentive Plan (the “2009 Stock Plan”) and 1,250,000 of which are pursuant to the Company’s 2009 Employee Stock Purchase Plan (the “2009 ESPP,” and, together with the 2009 Stock Plan, the “Plans”).  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Plans.  Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the 2009 Stock Plan or the 2009 ESPP, as the case may be, and in accordance with the Registration Statement, the Shares will be duly authorized, legally issued, fully paid and non-assessable.

Ho Chi Minh City
Hong Kong
Jakarta
Kuala Lumpur
Manila
Melbourne
Shanghai
Singapore
Sydney
Taipei
Tokyo

Europe & Middle East
Almaty
Amsterdam
Antwerp
Bahrain
Baku
Barcelona
Berlin
Brussels
Budapest
Cairo
Düsseldorf
Frankfurt / Main
Geneva
Kyiv
London
Madrid
Milan
Moscow
Munich
Paris
Prague
Riyadh
Rome
St. Petersburg
Stockholm
Vienna
Warsaw
Zurich

North & South America
Bogotá
Brasilia
Buenos Aires
Caracas
Chicago
Chihuahua
Dallas
Guadalajara
Houston
Juarez
Mexico City
Miami
Monterrey
New York
Palo Alto
Porto Alegre
Rio de Janeiro
San Diego
San Francisco
Santiago
Sao Paulo
Tijuana
Toronto
Valencia
Washington, DC

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.  We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & McKENZIE LLP